SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Amendment No. 4 to the registration statement on Form S-1, of Ya Zhu Silk, Inc., of our report dated March 29, 2010 on our audit of the financial statements of Ya Zhu Silk, Inc. as of August 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows from inception on July 22, 2008 through August 31, 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

June 2, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351